Exhibit 10.3
FIRST AMENDMENT TO
DELUXE CORPORATION
NON-EMPLOYEE DIRECTOR STOCK AND DEFERRAL PLAN
     The Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Plan”), which constitutes Annex I to the Deluxe Corporation 2008 Stock Incentive Plan, is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors of Deluxe Corporation on December 10, 2008, and the authority reserved by the Board of Directors pursuant to Section 9 of the Plan.
     1. The following sentence is added to the end of Section 1 of the Plan:
“All provisions of this Plan that govern the time or manner of distribution of a Participating Director’s Deferred Stock Account, including without limitation the rules governing changes in the time or manner of distributions pursuant to Section 6.2, the rules governing distribution in the event of a termination of the Plan pursuant to Section 9 and the definition of Change of Control contained in Section 12, shall also apply to Deferred Stock Accounts established pursuant to the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “2000 Plan”) attached as Annex 1 to the Deluxe Corporation 2000 Stock Incentive Plan that represent amounts credited to such Deferred Stock Accounts after December 31, 2004, and to the extent that the provisions of this Plan governing the time and manner of distribution are inconsistent with the provisions of the 2000 Plan, this Plan shall constitute an amendment to the 2000 Plan in accordance with Section 9 thereof.”
2. The last sentence of Section 6.2 of the Plan is amended to read as follows:
“A Participating Director may change the date upon which he has elected to have his Deferred Stock Account distributed by filing a new deferral payment election, provided that either (a) such new deferral payment election is received by the Administrator at least one year prior to the Participating Director’s separation from service (and, if the separation from service occurs within one year after the new deferral payment election is filed, it shall be null and void), the new payment date is not less than five years later than the original payment date, and the change meets any other requirements imposed by the Administrator in order to comply with Section 409A of the Internal Revenue Code, or (b) such new election is received by the Administrator not later than December 31, 2008, in accordance with the transitional relief provided in Section 3.01(B)(1) of IRS Notice 2007-86; and such new deferral payment election does not cause any amount that would otherwise have been paid in 2008 to be paid in any later year, or cause any amount that would otherwise have been paid in a later year to be paid in 2008.
3. The last sentence of Section 7 of the Plan is amended to read as follows:

“The Administrator may, in his or her discretion, (a) reduce the six month holding period requirement, or eliminate the requirement entirely, if the Administrator determines that such action is consistent with the requirements of Rule 16b-3, or (b) require that shares of Common Stock issued pursuant to this Plan contain a suitable legend restricting trading in such shares during such holding period.”
     IN WITNESS WHEREOF, Deluxe Corporation has caused this Amendment to be executed on its behalf this 10th day of December, 2008.

DELUXE CORPORATION
By:
Anthony C. Scarfone
Secretary

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